SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

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Commencing March 21, 2012, the following materials and information will be used by employees of Sensient Technologies Corporation (“Sensient” or the “Company”) to communicate about Sensient’s upcoming Annual Meeting of Shareholders (the "2012 Annual Meeting") and may be sent to certain shareholders.  The information below supplements information contained in Sensient’s definitive proxy statement dated March 15, 2012.  This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Sensient recently filed with the SEC its proxy statement and related materials for the 2012 Annual Meeting, and we have begun mailing those materials to our shareholders.  When you review our proxy statement, we encourage you to pay special attention to the improvements in our executive compensation program that are designed to align management's interests with those of our shareholders and the long-term growth strategy of the Company.  As you consider your proxy vote, we would like to bring several items to your attention that we believe merit special consideration.

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Response to Our Recent Say-on-Pay Vote and Improvements to Sensient’s Compensation Policies.  Sensient has long combined a consistent approach to its overall compensation design and philosophy with a record of and commitment to ongoing review and improvement of our compensation policies and practices.  The 2011 shareholder advisory vote on our executive compensation policies was generally supportive, but it also indicated that there may be areas in which we could improve our compensation policies.  We spoke with some of our largest shareholders that voted against our pay practices last year and have taken a number of actions in response to that advisory vote.  We will also continue to consider shareholder feedback and evolving compensation practices in the future.  Recent improvements in our executive compensation program include:

º	During 2011, we adopted more robust stock ownership guidelines for both executives and directors and added a “hold-to-retirement” stock ownership policy.
º	We also adopted a new “clawback” policy for any equity awards and other incentive compensation in the event of a financial restatement.
º	In 2010, we stopped including tax gross-ups in any new executive change of control agreements.
º	In 2010, we modified our outstanding change of control agreements to include a double-trigger.
º	In 2007, we stopped including tax gross-ups in our restricted stock awards.

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Sensient’s Executive Compensation For 2011 Reflects Strong Company Financial Performance.  Consistent with Sensient’s management and compensation philosophy to demand and reward excellence, our executive compensation has been tied to Sensient’s strong financial performance in recent years.  Consolidated revenue, operating income, net income and earnings per share all reached record levels in 2011.  Sensient’s strong financial position allowed us to initiate major infrastructure investments, increase our sales coverage, modernize production facilities and add new capabilities in promising areas such as pharmaceutical coatings, natural colors and natural flavor extracts.  Sensient's current annual dividend of $0.84 per share reflects a 40% increase over a six-year period.  For the one-year, three-year and five-year periods ended December 31, 2011, Sensient stock generated total compound annual returns to shareholders, including dividends ("TSR"), of 5.6%, 19.9% and 12.0% per annum, respectively.  For those one-year and three-year periods, this performance was at or above the median return of companies in the peer group used by our Compensation Committee for compensation comparisons, at the 70th percentile of that peer group for the five-year period and in excess of the returns generated by the Standard & Poor’s Midcap 400 Index, of which Sensient is a component.

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Special Considerations When Analyzing Sensient’s 2011 Compensation and its Alignment with Performance. Some proxy advisory firms provide annual proxy voting recommendations for many thousands of public companies, including Sensient.  The sheer number of recommendations they issue unavoidably forces them to use a largely formulaic approach.  This denies them the opportunity to adequately understand the unique circumstances of each company.  Our concerns as applied to Sensient include the following:

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Executive Pay Anomalies.  A careful examination of the Summary Compensation Table and footnotes in our proxy statement will show that a significant portion (over 25%) of our CEO's total reported 2011 compensation consists of an increase in pension value and that a majority of that (actually $1,724,000 of the $2,312,000 increase) was the result of a decrease in long-term interest rates during 2011 to historically low levels.  To the extent that interest rates increase before our CEO retires (scheduled for the end of 2013), this pension value increase may be reversed and will never actually be paid.  A footnote to the Summary Compensation Table points out that the change in value would already be somewhat lower because interest rates have increased since year-end.  Most of our peer companies suffer little or no compensation impact from this change in long-term interest rates, either because they do not have pension plans or because they have younger executives with much shorter tenure than Sensient's CEO. This unrealized actuarial income deserves special consideration in your evaluation of Sensient’s pay practices and their alignment to performance.  In the absence of this unrealized actuarial income, we believe Sensient would pass most quantitative tests used to measure the alignment between pay and performance.

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Relative Shareholder Return Anomalies.  In their quantitative evaluation of a company's relative degree of alignment as part of their “pay for performance” tests, we understand that some of the proxy advisory firms assign the greatest weight to the percentile rank of the company’s three-year TSR compared with peer companies.  Sensient believes that both absolute and relative TSR for one, three and five year periods are all relevant when evaluating performance, and our business plan focuses primarily on long-term value creation.  We also believe that our stock price performed better than most of our peers during the financial crisis in late 2008 and early 2009, which has the perverse effect of causing our most recent three-year TSR (covering 2009, 2010 and 2011) to begin with a relatively higher stock price for Sensient than for those peers.  As a result, our three-year TSR for the period ended December 31, 2011, although at or above the median of the peer group Sensient has used for compensation analysis, looks weaker than it otherwise would.  Our five-year TSR is at about the 70th percentile when ranked against those peer companies.  We encourage an extended relative TSR comparison that includes a five-year period (not just a three-year period), especially now.

The combined (though unintended) effect of these anomalies in executive pay and comparative TSR may be to distort your own pay-for-performance analysis or the analyses of the proxy advisers.    Sensient’s Compensation Committee, with assistance from its compensation consultant, has made judgments it believes appropriately align shareholder interests with executive compensation after careful analysis of Sensient’s long-term strategies.  Our CEO’s total compensation as reported in the Summary Compensation Table for 2011, even including the unrealized actuarial increase in pension benefits discussed above, reflects an average annual increase of about 5.6% over the last five years.  The total return to our shareholders over that period equates to a compound annual growth rate of about 12.0%.  We believe this demonstrates good pay-for-performance alignment.

As noted above, Sensient has a record of and a commitment to ongoing review and improvement of our compensation policies and practices, and that process will continue in 2012.  We welcome constructive dialogue on these or other issues with our shareholders.  We believe our executive compensation program is the product of a thoughtful and careful application of sound principles. We do welcome feedback regarding our executive compensation program and the continued support of our shareholders.